                                                                   Exhibit 10.23

           FIRST AMENDMENT TO ANTENNA GROUP CLIENT SERVICES AGREEMENT

     This First Amendment (the "Amendment") is made and entered into effective as of July 6, 2007, by and among ECOLOGY COATINGS, INC., a California corporation ("Client"), and ANTENNA GROUP, INC., a California corporation (the "Antenna"). All capitalized terms in this Amendment shall have the same meanings as such terms have in the Antenna Group Client Services Agreement, dated as of March 1, 2005, among the foregoing parties (the "Agreement").

                                    RECITALS

     WHEREAS, Client and Antenna desire to amend the Agreement in accordance with the terms set forth in this Amendment; and

     WHEREAS, Paragraph 16 of the Agreement provides that the Agreement may be modified by an instrument in writing signed by both parties.

     NOW THEREFORE, in consideration of the foregoing and of the mutual promises and conditions set forth, the parties agree as follows:

                                    AGREEMENT

     1. Paragraph 19 of the Agreement is hereby incorporated into the Original Agreement as follows:

          19. ISSUANCE OF SERIES A ROUND STOCK: Client completed the minimum amount of its private placement of Common Stock, no par value, ("Series A Funding Round") on July 6, 2007. Client shall issue to Antenna ninety thousand (90,000) shares of its Common Stock, no par value, in full and complete satisfaction of any and all payments due Antenna from Client pursuant to Appendix A of the Agreement and Antenna agrees to accept the same.

     2.   This Amendment shall become effective on the date written above.

     3. The Agreement shall be deemed amended to the extent set forth in this Amendment. The Agreement, as amended by the Amendment, shall constitute one agreement. All other terms and provisions of the Agreement shall remain in full force and effect. If there is any inconsistency with the terms of the Agreement and the Amendment, the terms of the Amendment shall govern over the Agreement. This Amendment is intended to be a final expression of the parties' agreement to amend the Agreement and is intended to be a complete and exclusive statement of their agreement and understanding with respect to such amendment.

     IN WITNESS WHEREOF, this Amendment has been entered into as of the day and year first above written.

                                        ECOLOGY COATINGS, INC.


                                        By: /s/ Richard D. Stromback
                                            ------------------------------------
                                            Richard D. Stromback
                                            Its: Chairman


                                        ANTENNA GROUP, INC.


                                        By: /s/ Melody K. Haller
                                            ------------------------------------
                                            Melody K. Haller
                                            Its: President

                     ANTENNA GROUP CLIENT SERVICES AGREEMENT

1. IDENTIFICATION OF PARTIES. This agreement, executed in duplicate with each party receiving an executed original, is made between Antenna Group, Inc., hereafter referred to as "Antenna," and Ecology Coatings, Inc. hereafter referred to as "Client." Antenna Group is located at 625 Market Street, 6th Floor, San Francisco, California 94105, phone (415) 896-1800. Ecology Coatings is located at 1238 Brittain Road, Akron, Ohio 44310, phone (248) 535-7878.

2. SERVICES TO BE PROVIDED. Antenna will provide to Client strategic marketing/ messaging consulting, and have primary responsibility for public relations efforts, response and ongoing relations to the editorial community in relevant venues within the Internet, print and broadcast media. Specific activities may include writing and/or editing and distributing press materials, such as press releases and backgrounders, researching appropriate media and contact personnel and building a specific contact list, planning and attending press meetings and media tours, researching and promoting speaker opportunities at relevant trade shows and conferences, conducting editorial/analyst liaison at said conferences, proactive and responsive promotion of Client's interests with media personnel, and other activities which Antenna deems appropriate in given circumstances.

3. RESPONSIBILITIES OF ANTENNA GROUP AND CLIENT. Antenna will perform the public relations services called for under this agreement, keep Client informed of progress and developments, and respond promptly to Client's inquiries and communications. Client will be truthful and cooperative with Antenna and keep Antenna reasonably informed of developments and of Client's intended use of the intellectual property developed by Antenna Croup in the course of the engagement, which is the subject matter of this services agreement.

4. PRIMARY MEDIA/ANALYST CONTACT. Antenna will be designated as the primary media/analyst contact. Building and maintaining media and analyst relationships is essential to Antenna's ability to perform effectively for all clients. Client agrees to include an Antenna representative whenever possible on all tours, meetings and conference calls with media or analysts.

5. ANTENNA GROUP'S FEES. Fees to be paid to Antenna are based upon a monthly retainer payable in advance of work performed. The monthly retainer, as set forth in Appendix A to this Agreement, reflects the core amount of work that Antenna estimates will be necessary to maintain an effective public relations program for Client. The estimate is based upon the anticipated number of hours necessary to perform the work, calculated at an average hourly rate of $175.

Incremental excess time charges may be necessary during periods of increased activity, and are approved in advance by Client. For months in which excess time charges can be anticipated due to increased Client activities such as press tours or trade shows, Antenna will provide Client with a budget forecast for approval. In the event that plans change within a given month, Antenna will notify client of account status prior to incurring excess time charges, for Client's approval of the excess charges.


Antenna Group Client Services Agreement for
Ecology Coatings, Inc.                                             March 1, 2005
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The monthly retainer is to be paid before the first day of each month, and is invoiced 30 days in advance. Approved incremental excess time charges will be billed shortly after the month in which Antenna provided services and are due 15 days from the receipt of the invoice. Past due invoices will be charged a late fee of 1.5% per month. Antenna reserves the right to stop work until Client has remedied any failure to pay. Should collection efforts become necessary, Client will be responsible for reasonable attorney's fees.

6. OUT-OF-POCKET EXPENSES. As is standard practice, out-of-pocket expenses incurred by Antenna in association with providing services to Client will be billed separately from and additionally to fees, and will include a mark-up of 12%. Out-of-pocket expenses include but are not limited to telephone charges; messenger service fees; postage; client-relevant newspaper and magazine subscriptions; online media database services; travel expenses; and reasonable expenses for entertainment of press/analysts done on Client's behalf.

Costs of services provided by third-party suppliers or vendors, including but not limited to newswire distribution costs, publicity tracking costs and mail house fees may be billed directly to Client by the vendor. If for any reason, Client requires Antenna to provide payment to one or more of these suppliers, then Client will reimburse all such costs to Antenna, including an 18% mark-up for the cost of facilitating these payments.

Expense reimbursements are due net 15 days. Past due invoices will be charged a late fee of 1.5% per month.

7. CLIENT'S PROPERTY AND CONFIDENTIAL INFORMATION. It is understood that Antenna will receive and/or have access to Client's property and/or confidential information in the course of fulfilling its obligations under this services agreement. Antenna will keep this information confidential and not disclose it to third parties unless Client consents to said disclosure.

8. NON-SOLICITATION. Client and Antenna individually represent and warrant that neither shall seek to hire any employee(s) away from the other. Neither party shall directly or indirectly, either for their own or for any other person, firm, corporation, or business, solicit, divert, or attempt to divert any of the customers or employees of the other to transfer their business or employment.

9. INTELLECTUAL PROPERTY. The intellectual property in the form of databases and methodologies developed in the course of the engagement, which is the subject matter of this agreement, is and shall remain the intellectual property of Antenna. Client may be granted a license to use or benefit from the databases or methodologies, but only on the condition of full payment of all fees and costs advanced on behalf of Client under this agreement and for use or benefit relating to the purpose or occurrence for which the intellectual property was developed. Intellectual property in the form of materials such as press releases, backgrounders and white papers prepared by Antenna for Client shall be the property of Client.


Antenna Group Client Services Agreement for
Ecology Coatings, Inc.                                             March 1, 2005
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10. TERMINATION OF ENGAGEMENT. Client may terminate this agreement upon 30-days written notice to Antenna, but shall remain responsible for the balance of any unpaid monthly retainer fees. Client shall also be responsible for all project fees and expenses incurred prior to the expiration of the 30 days written notice of termination by the Client.

Antenna may terminate this agreement if Client fails to pay any costs or fees stemming from this agreement or engagement in accordance with this agreement after 10-days written notice. If Client remedies any such failure to pay before this 10-day period has passed, Antenna agrees not to terminate the agreement for reason of non-payment.

11. RELEASE OF CLIENT'S PAPERS AND PROPERTY. At the termination of services under this agreement, Antenna will release promptly to Client all of Client's papers and property, which it provided to Antenna.

12. RETENTION OF ANTENNA'S WORK PRODUCT UNTIL FINAL PAYMENT. Antenna shall be entitled to retain its final work product until the final payment of all retainer and project fees and costs under this agreement have been pain to Antenna.

13. DISCLAIMER OF GUARANTEE. Although Antenna may offer an opinion about possible results regarding the subject matter of this agreement, Antenna cannot guarantee any particular result. Client acknowledges that Antenna has made no promises about the outcome and that any opinion offered by Antenna in the future will not constitute a guarantee.

14. ENTIRE AGREEMENT. This agreement and appendices contain the entire agreement of the parties relating to the subject mailer of the services provided hereunder. No other agreement, statement, representations or promise, whether oral or written, made on or before the effective date of this agreement will be binding on the parties.

15. SEVERABILITY IN EVENT OF PARTIAL INVALIDITY. If any provision of this agreement is held in whole or in part to be unenforceable for any reason, the remainder of that provision and of the entire agreement will be severable and remain in effect.

16. MODIFICATION BY SUBSEQUENT AGREEMENT. This agreement may be modified only by subsequent agreement of the parties by an instrument in writing signed by both of them.

17. AGREEMENT TO BINDING ARBITRATION. Any controversy or claim arising out of or relating to this contrast or engagement or breach thereof, shall be settled by arbitration and administered by the American Arbitration Association in accordance with its rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

In rendering the award, the arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of California. The arbitration proceedings shall be conducted in San Francisco, California.

The prevailing party in any arbitration shall be awarded is attorneys' fees and costs incurred in connection with the arbitration.


Antenna Group Client Services Agreement for
Ecology Coatings, Inc.                                             March 1, 2005
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18. EFFECTIVE DATE OF AGREEMENT. The effective date of this agreement will be
March 2, 2005.

The foregoing is agreed to by:

Date:                                   Date: March 1, 2005
      -----------------------------


ECOLOGY COATINGS, INC.                  ANTENNA GROUP, INC.


By /s/ Richard D. Stromback             By /s/ Melody K. Haller
   --------------------------------        -------------------------------------
   Richard D. Stromback                    Melody K. Haller
   President and CEO                       President


Antenna Group Client Services Agreement for
Ecology Coatings, Inc.                                             March 1, 2005
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

APPENDIX A

FEE SCHEDULE FOR ECOLOGY COATINGS

                                         MARCH 2005 - CLOSE OF SERIES A        DATE OF SERIES A CLOSE -
                                                 FUNDING ROUND                         ONGOING
                                       ---------------------------------   -------------------------------
Monthly Retainer                                $9,000/MONTH                         $9,000/MONTH

                                       $6,000/month to be paid in cash     $9,000/month to be paid in cash

                                       $3,000/month to be paid in equity
                                       discounted 20 percent against the
                                       Series A Round

Minimum agency hours per month based                53 hours                           53 hours
upon an average hourly rate of $175

The monthly retainer covers the base-level amount of activity estimated as necessary to conduct Client's program. Changes in Client's plans, increases in expectations and periods of unusual intensity -- such as press tours -- may need to be reflected in incremental excess time charges that exceed the monthly retainer.

For months in which excess time charges can be anticipated due to increased Client activities, Antenna will provide Client with a budget forecast for approval. In the event that plans change within a given month, Antenna will notify clients of account status, prior to incurring excess time charges, for Client's approval of the excess charges.

If it appears that Antenna is not making the minimum monthly fee, then Antenna will work with Client to adjust workload, priorities and/or fees.

Monthly retainer fee of $9,000 to be revisited upon close of Series A Funding Round.


Antenna Group Client Services Agreement for
Ecology Coatings, Inc.                                             March 1, 2005
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